Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Enters into Definitive Agreement to Purchase the

VITAGEL™ Profit-Sharing Royalty Rights From

Angiotech Pharmaceuticals (US), Inc.

For Immediate Release

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, December 6, 2006 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported that it has entered into a Royalty Sale Agreement with Angiotech Pharmaceuticals (US), Inc., pursuant to which Orthovita will purchase the profit-sharing royalty rights for its VITAGEL™ Surgical Hemostat and CELLPAKER® Collection Device products under its License Agreement with Angiotech. Under the terms of the Royalty Sale Agreement, Orthovita will pay $9.0 million in cash to Angiotech, and the License Agreement will be amended and restated to eliminate Orthovita’s obligations to make royalty payments on VITAGEL and CELLPAKER sales and meet minimum sales requirements, extend the term of the License Agreement from December 31, 2014 through July 2017 (which covers the life of the licensed VITAGEL and CELLPAKER patent portfolio), and eliminate certain termination rights in favor of Angiotech.

The closing of the royalty purchase transaction is scheduled for December 29, 2006, subject to the satisfaction of certain closing conditions.

Antony Koblish, President and Chief Executive Officer, said, “The profit-sharing royalty buyout gives us the potential to increase gross margins on one of our fastest growing products. We plan to further maximize long-term financial benefits from VITAGEL sales by improving manufacturing efficiencies for the product.”

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL™ Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Synthetic Cortical Bone technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals (US), Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the closing of the purchase of the royalty rights from Angiotech; our ability to increase VITAGEL and CELLPAKER gross margins; our ability to improve manufacturing efficiencies; our ability to manufacture products; the development, regulatory approval, demand and market acceptance of our products; the development of our sales network; the adequacy of inventory; timing of any submissions to the FDA related to CORTOSS approval; capital expenditures; the adequacy of available resources; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.